Exhibit 23.1

Accounting
and Tax

Business
Solutions	Consent of Independent Registered Public Accounting Firm

Financial
Services

Technology Services
As independent public accountants, we hereby consent to the inclusion of our report, dated August 5, 2005 (except for Note 10 as to which the date is September 13, 2005), relating to the financial statements of ZIOPHARM, Inc., included in this Registration Statement on Form SB-2 and to the use of our name as it appears under the caption “Experts”.

/s/ VITALE, CATURANO & COMPANY, LTD.

VITALE, CATURANO & COMPANY, LTD.

November 14, 2005
Boston, Massachusetts

Certified Public Accountants          An Independent Member of Baker Tilly International
80 City Square, Boston, Massachusetts     02129           617 • 912 • 9000           FX 617 • 912 • 9001           www.vitale.com